PRESS RELEASE For immediate release

NVE Corporation Reports NVE Corporation Reports First Quarter Results

EDEN PRAIRIE, Minn.—July 18, 2012—NVE Corporation (Nasdaq: NVEC) announced today financial results for the quarter ended June 30, 2012.

Total revenue for the first quarter of fiscal 2013 decreased 9% to $7.46 million from $8.21 million in the prior-year quarter. The revenue decrease was due to a 64% decrease in contract research and development revenue, partially offset by a slight percentage increase in product sales. Net income for the first quarter of fiscal 2013 decreased 2% to $3.38 million, or $0.69 per diluted share, compared to $3.44 million, or $0.70 per diluted share, for the prior-year quarter.

“We are pleased to report strong earnings for the quarter, record gross margin as a percentage of revenue, and increased product sales,” said NVE President and Chief Executive Officer Daniel A. Baker, Ph.D.

NVE is a leader in the practical commercialization of spintronics, a nanotechnology that relies on electron spin rather than electron charge to acquire, store and transmit information. The company manufactures high-performance spintronic products including sensors and couplers that are used to acquire and transmit data. NVE has also licensed its spintronic magnetoresistive random access memory technology, commonly known as MRAM.

Statements used in this press release that relate to future plans, events, financial results or performance are forward-looking statements that are subject to certain risks and uncertainties including, among others, such factors as risks of decreased revenues, risks in the enforcement of our patents, litigation risks, as well as the risk factors listed from time to time in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2012.

###

                    NVE CORPORATION
                  STATEMENTS OF INCOME
  QUARTERS ENDED JUNE 30, 2012 AND 2011 (UNAUDITED)

                               Quarter Ended June 30
                                2012          2011
                            ------------  ------------
  Revenue
    Product sales            $ 7,030,745   $ 7,023,274
    Contract research and
     development                 432,160     1,190,488
                            ------------  ------------
  Total revenue                7,462,905     8,213,762

  Cost of sales                1,802,353     2,595,592
                            ------------  ------------
  Gross profit                 5,660,552     5,618,170
  Expenses
    Selling, general, and
     administrative              536,110       615,830
    Research and
     development                 688,026       494,876
                            ------------  ------------

  Total expenses               1,224,136     1,110,706
                            ------------  ------------
  Income from operations       4,436,416     4,507,464

  Interest income                562,618       565,529
                            ------------  ------------
  Income before taxes          4,999,034     5,072,993
  Provision for income
   taxes                       1,621,376     1,633,765
                            ------------  ------------

  Net income                 $ 3,377,658   $ 3,439,228
                            ============  ============
  Net income per share --
   basic                          $ 0.70        $ 0.72
                            ============  ============
  Net income per share --
   diluted                        $ 0.69        $ 0.70
                            ============  ============
  Weighted average shares
   outstanding
    Basic                      4,824,745     4,776,198
    Diluted                    4,886,873     4,893,915

                       NVE CORPORATION
                       BALANCE SHEETS
                 JUNE 30 AND MARCH 31, 2012

                                                March 31,
                               June 30, 2012       2012
                               -------------  -------------
  ASSETS
  Current assets
    Cash and cash equivalents    $ 1,493,518    $ 1,544,536
    Marketable securities,
     short term                   18,903,884     17,551,629
    Accounts receivable, net
     of allowance for
     uncollectible accounts
     of $15,000                    2,947,096      2,684,840
    Inventories                    3,547,096      3,229,376
    Prepaid expenses and
     other assets                  1,199,691      1,159,852
                               -------------  -------------
  Total current assets            28,091,285     26,170,233
  Fixed assets
    Machinery and equipment        7,876,694      7,488,211

    Leasehold improvements           777,585        720,882
                               -------------  -------------
                                   8,654,279      8,209,093
    Less accumulated
     depreciation                  5,837,132      5,697,861
                               -------------  -------------
  Net fixed assets                 2,817,147      2,511,232
  Marketable securities, long
   term                           56,664,385     54,445,298
                               -------------  -------------

  Total assets                  $ 87,572,817   $ 83,126,763
                               =============  =============

  LIABILITIES AND SHAREHOLDERS' EQUITY
  Current liabilities
    Accounts payable               $ 603,056      $ 663,702
    Accrued payroll and other        730,440        867,331
    Income taxes payable           1,397,138             --

    Deferred taxes                    91,295        136,872
                               -------------  -------------
  Total current liabilities        2,821,929      1,667,905

  Shareholders' equity
    Common stock                      48,247         48,247
    Additional paid-in
     capital                      20,974,477     20,974,477
    Accumulated other
     comprehensive income          1,001,828      1,087,456

    Retained earnings             62,726,336     59,348,678
                               -------------  -------------

  Total shareholders' equity      84,750,888     81,458,858
                               -------------  -------------
  Total liabilities and
   shareholders' equity         $ 87,572,817   $ 83,126,763
                               =============  =============